                                                                     Exhibit 3.3

                          CERTIFICATE OF AMENDMENT TO

             AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

                      TERAYON COMMUNICATION SYSTEMS, INC.

     Terayon Communication Systems, Inc., a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "Company"), does hereby certify:

     FIRST:  The name of the Company is Terayon Communication Systems, Inc.

     SECOND: The original certificate of incorporation of this Company was filed with the Secretary of State of the State of Delaware on June 12, 1998 under the name of Terayon Merger Corporation.

     THIRD: The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the Delaware General Corporation Law, adopted resolutions amending the Company's Amended and Restated Certificate of Incorporation as follows:

          The first paragraph of Article IV shall be amended and restated to read in its entirety as follows:

          "This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Two Hundred Five Million (205,000,000) shares. Two Hundred Million (200,000,000) shares shall be Common Stock, each having a par value of one tenth of one cent ($.001). Five Million (5,000,000) shares shall be Preferred Stock, each having a par value of one tenth of one cent ($.001)."

     FOURTH: Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Company for their approval, and was duly adopted in accordance with the provisions of
Section 242 of the Delaware Corporation Law.

     IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment this ___ day of April 2000, and hereby affirms and acknowledges under penalty of perjury that the filing of this Certificate of Amendment is the act and deed of Terayon Communication Systems, Inc.

                                           TERAYON COMMUNICATION SYSTEMS, INC.

                                           By: _______________________________
                                                        Zaki Rakib
                                                  Chief Executive Officer